EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made effective as of the 1st day of December, 2004 by and between Ener1, Inc., a Florida corporation with its offices at 500 West Cypress Creek Road, Suite 100, Fort Lauderdale, Florida 33309 (the “Corporation”), and Pankaj Dhingra, with a residence at 3819 Columbia Drive, Bloomfield Hills, Michigan 48302 (the “Executive”).

        WHEREAS, the Corporation desires to retain the Executive as an executive of the Corporation’s Energy Division and EnerDel, Inc. subsidiary, and the Executive desires to assume such positions, on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, and intending to be legally bound hereby, the Corporation and the Executive agree as follows:

    1.        Employment; Duties.

    (a)        Employment and Employment Period. The Corporation shall employ the Executive (and the Executive shall begin work for the Corporation full-time) beginning December 15, 2004 and the Corporation shall continue to employ the Executive until December 15, 2007 (the “Employment Period”).

    (b)        Offices, Duties and Reporting Relationships. The Executive shall hold the titles of President of the Corporation’s Energy Division (consisting of the Corporation’s subsidiaries, EnerDel, Inc., EnerFuel, Inc. and NanoEner, Inc.) and President of EnerDel, Inc. In his capacity as President of the Corporation’s Energy Division, the Executive shall report to the Chief Executive Officer of the Corporation (unless and until the Corporation retains a President, at which time, the Executive shall report to the President) and be responsible for overall management of the Energy Division. In his capacity as President of EnerDel, the Executive shall report to the EnerDel Board of Directors, through its Chairman, and be responsible for overall management of EnerDel. The Corporation and the Executive acknowledge that the Executive’s role as President of EnerDel is intended to be temporary in nature, pending selection of a permanent President of EnerDel.

    (c)        Devotion to Interests of the Corporation. Except as expressly authorized by the Corporation’s Board of Directors, until the effective date of notice of termination of this Agreement by either the Executive or the Corporation or the end of the Employment Period, the Executive shall render his or her business services solely in the performance of his duties hereunder. The Executive shall use his best efforts to promote the interests and welfare of the Corporation.

    2.        Base Compensation and Fringe Benefits.

    a)        Base Compensation. The Corporation shall pay the Executive a base salary at the rate of $300,000 per year, payable on the Corporation’s regularly scheduled payroll dates, effective beginning on the first day of the Executive’s full-time employment with the Corporation. Annual increases in compensation, if any, to said base salary shall be as determined by the Chief Executive Officer of the Corporation after consultation with the Board of Directors of the Corporation. There shall be deducted from any payments made hereunder any taxes or other amounts required to be withheld by any government entity or taxing authority having jurisdiction over the matter.

    (b)        Annual Performance Bonuses. The Executive shall be eligible to earn an annual bonus equal to up to 100% of his base salary, based on the achievement of certain business and personal performance objectives, to be mutually agreed upon by the Corporation’s Board of Directors and the Executive, in advance, in writing. Such bonuses, if and to the extent earned, shall be paid within 120 days after the close of the Corporation’s fiscal year.

(c) Sign-on Bonus. The Corporation shall cause EnerDel to pay to the Executive a sign-on bonus of $75,000, payable on his first day of employment with the Corporation.

(d) Stock Options. The Corporation shall grant to the Executive (or cause to be granted in the case of the EnerDel options) the following stock options:

    (i)              Ener1, Inc. Stock Options. The Corporation shall grant to the Executive, effective on the Executive’s first date of employment with the Corporation, options to purchase 1,000,000 share of Ener1, Inc. common stock, $.01 par value, at the exercise price of $.50 per share, vesting in three equal annual installments, with the first installment occurring on the first anniversary of the Executive’s option grant. All such options will vest immediately upon a Change in Control of the Corporation (or if within 30 days immediately prior to a Change in Control of the Corporation actually occurring, the Executive is terminated without Cause (as defined herein) or the Executive resigns with Good Reason (as defined herein), then said options shall vest upon said Change in Control of the Corporation actually occurring), and the number and price of such options shall be adjusted appropriately for mergers, stock splits, stock spin-offs, reverse stock splits and similar events. All shares subject to options and other shares granted hereunder will have customary piggyback registration and tag-along rights.

    (ii)              EnerDel, Inc. Stock Options. (A) The Corporation shall cause EnerDel, Inc. to grant to the Executive, effective on the Executive’s first date of employment with EnerDel, options to purchase 2,000,000 shares of EnerDel’s common stock, par value $.01 per share, in accordance with the EnerDel Stock Option Plan, at an exercise price equal to the net book value per share of EnerDel common stock outstanding at the time of the option grant (determined , vesting in three equal annual installments, with the first installment occurring on the first anniversary of the option grant. All such options will vest immediately upon a Change in Control of EnerDel (or if within 30 days immediately prior to a Change in Control of the Corporation actually occurring, the Executive is terminated without Cause (as defined herein) or the Executive resigns with Good Reason (as defined herein), then said options shall vest upon said Change in Control of the Corporation actually occurring), and the number and price of such options shall be adjusted appropriately for mergers, stock splits, stock spin-offs, reverse stock splits and similar events. All shares subject to options and other shares granted hereunder will have customary piggyback registration and tag-along rights. The Executive may, at any time prior to the first anniversary of the effective date of this Agreement, elect to exchange some or all of the EnerDel options, on a one-for-one basis, for options to purchase common stock in one or both of the Corporation’s other subsidiaries, NanoEner, Inc. or EnerFuel, Inc., provided that the exercise price of any such options for NanoEner or EnerFuel common stock will be determined by the Board of Directors of the corporation involved on a basis that is reasonably equivalent economically to the basis for determining the exercise price for the Executive’s options for EnerDel common stock.

    (B)        If and when the cumulative revenue of the Energy Division reaches $50 million, the Corporation shall cause to be granted to the Executive options to purchase an additional 1,000,000 shares of EnerDel common stock at an exercise price equal to two times the net book value per share of EnerDel common stock outstanding at the time of the option grant in Subsection (A) above, vesting in three equal annual installments, with the first installment occurring on the first anniversary of the option grant in this Subsection (B). All such options will vest immediately upon a Change in Control of EnerDel (or if within 30 days immediately prior to a Change in Control of the Corporation actually occurring, the Executive is terminated without Cause (as defined herein) or the Executive resigns with Good Reason (as defined herein), then said options shall vest upon said Change in Control of the Corporation actually occurring), and the number and price of such options shall be adjusted appropriately for mergers, stock splits, stock spin-offs, reverse stock splits and similar events. The Executive may, at any time prior to the first anniversary of the grant of the options in this Subsection (B), elect to exchange some or all of said options, on a one-for-one basis, for options to purchase common stock in one or both of NanoEner, Inc. or EnerFuel, Inc., provided that the exercise price of any such options for NanoEner or EnerFuel common stock will be determined by the Board of Directors of the corporation involved on a basis that is reasonably equivalent economically to the basis for determining the exercise price for the Executive’s options for EnerDel common stock under this Subsection (B).

    (iii)        “Change of Control of the Corporation,” as used in Subsection (i) immediately above, shall mean any change in control of the Corporation, including a merger or consolidation of the Corporation with any other entity in which the Corporation is not the surviving Corporation or in any transaction in which persons who are not a majority of the stockholders of the Corporation prior to such transaction acquire the power to appoint a majority of the Corporation’s directors; provided, however, that, without limitation, a Change of Control of the Corporation shall be deemed to have occurred if the shareholders of the Corporation approve: (1) a reorganization, merger, or consolidation with respect to which persons who were the shareholders of the Corporation immediately prior to such reorganization, merger or consolidation do not immediately thereafter own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of the directors of the reorganized, merged or consolidated entity; (2) a liquidation or dissolution of the Corporation; or (3) the sale of all or substantially all of the assets of the Corporation or the sale of assets of the Energy Division that accounts for thirty percent (30%) of the consolidated revenues of the Energy Division, but not including a reorganization, merger or consolidation of the Corporation.

    (iv)        “Change in Control of EnerDel,” as used in Subsection (ii) immediately above, shall have the meaning set forth in Subsection (iii) immediately above with the term “Change in Control of EnerDel” substituted for “Change in Control of the Corporation,” provided that a transfer of the ownership of the stock or assets of EnerDel to an entity outside of the Energy Division shall not be a Change in Control of EnerDel, as long as the Corporation directly or indirectly maintains majority control of EnerDel stock, and provided further that neither the spin-off of EnerDel to become a publicly traded company or additional investments in EnerDel in exchange for common stock or common stock equivalents of EnerDel shall be a Change in Control of EnerDel (or the Corporation) as long as the Corporation directly or indirectly maintains majority control of the EnerDel Board Of Directors. A Change in Control of the Corporation shall also be deemed to be a Change in Control of EnerDel.

    (v)        All shares of common stock resulting from the exercise of any of the options granted under this Subsection (d) shall, to the extent not registered by the Corporation (or EnerDel, in the case of EnerDel stock) in an S-8 registration statement filed with the Securities and Exchange Commission, shall be subject to the Executive’s right to have such stock included in the next appropriate registration statement filed by the Corporation (or EnerDel, as the case may be) occurring after the issuance of such shares.

    (e)        Fringe Benefits. The Executive shall be entitled to eligibility for enrollment in the Corporation’s medical and dental insurance plans on the same basis as such benefits are provided to other executives of the Corporation. All other benefits generally available to regular full-time Executives will be made available to the Executive pursuant to the applicable personnel policies of the Corporation.

    (f)        Expenses. The Executive shall be reimbursed in accordance with the Corporation’s policies for any reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder.

    (g)        The Executive shall be entitled to indemnification to the same extent as that provided to the other officers and directors of the Corporation (or EnerDel, as the case may be) under the bylaws of the Corporation (or EnerDel, as the case may be). The Corporation represents that it has an officers and directors liability insurance policy in effect and covenants to use its best efforts to retain such policy in full force and effect.

    3.        Trade Secrets and Other Confidential Information. The Executive shall not use (except for the benefit of the Corporation while employed hereunder) or disclose to anyone any of the Corporation’s trade secrets or other confidential information. The term “trade secrets or other confidential information” includes, by way of example, matters of a technical nature, such as scientific, trade and engineering secrets, “know-how,” formulae, secret processes, recipes or machines, inventions, computer programs (including documentation of such programs) and research projects, and matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers, and other information of a similar nature to the extent not available to the public, and plans for future development. After termination of this Agreement, the Executive shall not use or disclose trade secrets or other confidential information unless such information (a) becomes a part of the public domain other than through a breach of this Agreement or (b) is disclosed to the Executive by a third party who is entitled to receive and disclose such information.

    4.        Return of Documents and Property. Upon the end of the Employment Period (unless this Agreement is extended) or upon the effective date of notice of the Executive’s or the Corporation’s election to terminate this Agreement, or at any time upon the request of the Corporation, the Executive (or his heirs or personal representatives) shall deliver to the Corporation (a) all documents and materials containing trade secrets or other confidential information relating to the business and affairs of the Corporation, and (b) all documents, materials and other property belonging to the Corporation, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives).

    5.        Discoveries and Works.

    (a)        All discoveries and works made or conceived by the Executive during his employment by the Corporation, jointly or with others, that relate to the Corporation’s activities shall be owned by the Corporation. The term “discoveries and works” includes, by way of example but not by way of limitation, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings and works of authorship. The Executive shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by, the Corporation to evidence or better assure title to such discoveries and works in the Corporation, (b) assist the Corporation in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all such discoveries and works, and (c) promptly execute, whether during his employment by the Corporation or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Corporation and to protect its title thereto. Any discoveries and works which, within six months after the termination of the Executive’s employment by the Corporation, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Executive and which pertain to the business carried on or products or services being sold or developed by the Corporation at the time of such termination shall, as between the Executive and the Corporation, be presumed to have been made during the Executive’s employment by the Corporation. Set forth on Schedule 5 attached hereto is a list of inventions, patented or unpatented, including a brief description thereof, which are owned by the Executive, which the Executive conceived or made prior to his employment by the Corporation and which are excluded from this Agreement.

    (b)        In addition to the above, the Executive shall keep a log of all technical work performed by the Executive for the purposes of the Corporation’s evaluation of the technical work and determination of whether such work produces patentable inventions (and for the protection of the Corporation’s interest therein. The log shall be the confidential and proprietary property of the Corporation, and the Executive shall keep the log current and available to the Corporation at all times.

    6.        Termination.

    (a)        Parties’ Right to Terminate. The Executive may terminate this Agreement, with or without “Good Reason” (as defined herein), by resignation at any time, upon 60 days’ prior written notice, and the Corporation may terminate this Agreement with “Cause,” as defined below, or without Cause at any time upon 30 days written notice, provided that the Executive shall take no actions on behalf of the Corporation during such 30 day period. The retaining by the Corporation or EnerDel of someone other than the Executive to be President of EnerDel instead of the Executive, as contemplated in Section 1(b) hereof, shall not terminate this Agreement or the Executive’s employment as President of the Corporation’s Energy Division or otherwise eliminate or reduce any of the Executives rights hereunder. “Cause” shall mean any of the events or circumstances described in (i)-(iii) below or in Section 7 hereof, in which latter case the provisions of Section 7 shall govern the rights and obligations of the parties.The Corporation may terminate the Executive’s employment for Cause hereunder at any time upon written notice on account of the existence or occurrence of one or more of the following events:

(i) the Executive discloses trade secrets or other confidential information in violation of Section 3 hereof or engages in competition in violation of Section 8 hereof;

    (ii)        the Executive materially breaches any other provision of this Agreement, provided that if such breach is curable, the Corporation has given the Executive written notice of such breach, and the Executive has failed to cure such breach within 30 days after such notice; or

(iii) the Executive is convicted of a felony or any crime involving fraud.

    (b)        Termination for Cause. In the event the Corporation terminates this Agreement for Cause, except as otherwise provided in Section 7, the Executive’s rights hereunder shall cease as of the effective date of such termination.

    (c)        Termination Without Cause or Resignation with Good Reason. In the event that the Corporation terminates this Agreement without Cause or the Executive resigns with Good Reason, the Corporation shall: (i) pay or cause to be paid to the Executive, in addition to any amounts paid or payable under any other agreements between the Corporation and the Executive (but not in duplication of other cash or installment payment severance benefits) an amount equivalent to one year of the Executive’s base salary hereunder, such amount to be paid in installments at the Corporation’s normal payroll intervals, with deduction of such amounts as may be required to be withheld under applicable law and regulations; (ii) retain the Executive on its health insurance plans for a period of twelve months, or if this is not possible, make additional periodic payments on the Executive’s behalf for extended insurance coverage under COBRA (provided that the Executive has not, in the meantime obtained insurance coverage through another employer or on his own); and (iii) pay to the Executive the prorata portion of any annual performance bonus earned to date (as reasonably determined by the Chief Executive Officer of the Corporation and the Board of Directors, after full and fair discussions with the Executive), provided that it is understood and acknowledged by the Executive that all bonuses to executives of the Corporation are subject to approval by the Board of Directors or the Corporation. As used herein, “Good Reason” shall mean: (w) the reduction or other diminution of the Executive’s salary or benefits from those set forth herein; (x) a reduction in the Executive’s salary; (y) this agreement is not expressly assumed by a successor to the business and/or assets of the Corporation, or (z) any material breach by the Corporation of this agreement.

    7.        Disability; Death.

    (a)        If, prior to the expiration or termination of the Employment Period, the Executive shall be unable to perform his duties by reason of disability or impairment of health for at least three consecutive calendar months, the Corporation shall have the right to terminate this Agreement by giving written notice to the Executive to that effect, but only if at the time such notice is given such disability or impairment is still continuing. After giving such notice, (i) the Employment Period shall terminate with the payment of the Executive’s base compensation for the month in which notice is given and the payment of a prorata portion of any bonus that would have been payable to Executive under Section 2(b) had he not become disabled, and (ii) all of the Executive’s benefits under this Agreement shall terminate, except that the Executive shall receive such accidental disability benefits to which the Executive may be entitled under the plans of the Corporation then in effect. In the event of a dispute as to whether the Executive is disabled within the meaning of this Section 7(a), either party may from time to time request a medical examination of the Executive by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall establish a presumption as to whether the Executive has become disabled and the date when such disability arose. Such presumption shall become binding and conclusive upon the parties unless, within 20 days of the date of receipt of such written medical opinion, the party disputing such opinion provides a contrary written medical opinion from two doctors appointed by the same Chief of Staff which appointed the first doctor, in which event the opinions of the latter two doctors shall become binding and conclusive upon the parties. The cost of any such medical examinations shall be borne by the Corporation, except that the Executive shall bear the cost of any medical examinations sought in order to rebut a presumption of disability.

    (b)        If, prior to the expiration or termination of the Employment Period, the Executive shall die, the Corporation shall pay to the Executive’s estate his base compensation through the end of the month in which the Executive’s death occurred and a prorata portion of any bonus (if any) that would have been payable to the Executive under Section 2(b) had his death not occurred, at which time the Employment Period shall terminate without further notice. In addition, all of the Executive’s benefits under this Agreement shall terminate, except that the Executive’s estate shall receive such accidental death benefits to which the Executive may be entitled under the plans of the Corporation then in effect.

    (c)        Nothing contained in this Section 7 shall impair or otherwise affect any rights and interests of the Executive under any compensation plan or arrangement of the Corporation which may be adopted by the Board of Directors of the Corporation.

    8.        Noncompetition and Nonsolicitation.

    (a)        During the Executive’s employment with the Corporation and for one year after termination of said employment if the termination was by the Corporation without Cause or resignation by the Executive for Good Reason, the Executive will not compete, directly or indirectly, with the Corporation in any of the lines of business in which the Corporation’s Energy Division (including EnerDel and its other subsidiaries) is currently (either then or now) active or pursuing. Such restriction shall include, but not be limited to, ownership (direct or indirect, including without limitation by a member of the Executive’s family) of any interest in a business that is in competition (as described above) with the Corporation, and being an officer, shareholder, director, Executive or contractor of or consultant to any such business, whether or not for compensation, but shall not include ownership of common stock equal to less than 5% of any publicly traded company, as long as such ownership is not as part of a group that owns more than 5% of such company’s stock.

    (b)        During the Employment Period and for a period of one year thereafter, the Executive shall not, on his own behalf or on behalf of any other individual, corporation, partnership, limited liability company or other entity, employ, solicit for employment, or otherwise assist in the solicitation or employment, of any person who is an employee of the Corporation’s Energy Division or its subsidiaries at the time of such solicitation.

    9.        Enforcement. The Executive agrees that the Corporation’s remedies at law for any breach or threat of breach by him of the provisions of Sections 3, 4, 5 and 8 hereof will be inadequate, and that the Corporation shall be entitled to an injunction or injunctions (and temporary restraining orders and preliminary injunctions, as the case may be) to prevent breaches of those provisions and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which the Corporation may be entitled at law or equity.

    10.        Severability. Should any provision of this Agreement be determined to be unenforceable or prohibited by any applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this Agreement, and any such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    11.        Assignment. The Executive’s rights and obligations under this Agreement shall not be assignable by the Executive. The Corporation’s rights and obligations under this Agreement shall be assignable by the Corporation , including as incident to the transfer, by merger or otherwise, of all or substantially all of the business of the Corporation. In the event of any such assignment by the Corporation, all rights of the Corporation hereunder shall inure to the benefit of the assignee.

    12.        Notices. Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered or mailed properly addressed in a sealed envelope, postage prepaid by certified or registered mail. Unless otherwise changed by notice, notice shall be properly addressed to Executive if addressed to:

Pankaj Dhingra
3819 Columbia Drive
Bloomfield Hills, Michigan 48302

and properly addressed to the Corporation if addressed to:

Kevin P. Fitzgerald, Chairman and CEO
Ener1, Inc.
500 West Cypress Creek Road, Suite 100
Fort Lauderdale, Florida 33309

with a copy to:

Ronald Stewart, General Counsel
Ener1, Inc.
500 West Cypress Creek Road, Suite 10
Fort Lauderdale, Florida 33309

    13.        Award to Prevailing Party in Dispute. In the event either of the parties to this Agreement commences any action or proceeding arising out of, or relating in any way to, this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded to such party, his or its costs, expenses and reasonable attorneys’ fees.

    14.        Additional Documents to be Executed by the Executive. The obligations of the Corporation under this Agreement shall be subject to the execution and delivery, by the Executive, of the Corporation’s standard Confidentiality Agreement and Business Code of Conduct, in the forms attached hereto as Exhibits 14A and 14B. The obligations of the Executive thereunder shall be additive and complementary to the Executive’s obligations hereunder.

    15.        Survival. The rights, benefits, duties and obligations of the parties hereunder, including, without limitation, the rights, benefits, duties and obligations contained in Section 3, 4, 5, 8, 9, 13, 15, 16 and 17 herein shall survive the term and/or termination of this Agreement.

    16.        Representations and Warranties. The Executive represents and warrants as of the date of this Agreement that (i) the Executive does not have any obligations to prior employers or others relating to confidential information related to the business of the Corporation or to any inventions or discoveries; and (ii) the Executive is not bound by any restriction, agreement, judgment or other limitation limiting the Executive’s ability to enter into this Agreement or to carryout its terms.

    17.        Miscellaneous. This Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Florida. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

Ener1, Inc. BY: /S/ Kevin P. Fitzgerald —————————————— Kevin P. Fitzgerald Chief Executive Officer	BY: /S/ Pankaj Dhingra —————————————— Pankaj Dhingra

SCHEDULE 5

Inventions Owned by the Executive

NONE

EXHIBIT 14A

CONFIDENTIALITY AGREEMENT

EXHIBIT 14B

BUSINESS CODE OF CONDUCT